DIRTT Reports Third Quarter 2025 Financial Results

CALGARY, Alberta, November 5, 2025 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTCQX: DRTTF), a leader in industrialized construction, today announced its financial results for the three and nine months ended September 30, 2025. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Third Quarter 2025 Highlights and Recent Developments

•
Revenue of $37.7 million in the third quarter of 2025, a decrease of 13%, from the third quarter of 2024.
•
Gross profit margin increased from 27.8% of revenue in the second quarter of 2025 to 30.4% of revenue in the third quarter of 2025, as tariff mitigation actions began to take effect. Gross profit margin decreased from 38.8% in the third quarter of 2024.
•
During the first nine months of 2025, various tariffs have been levied by the U.S. and Canadian governments. We incurred $1.9 million (5.1% of total revenue) in tariffs and costs related to tariff mitigation actions for the three months ended September 30, 2025. DIRTT is most impacted by the 50% tariff levied on Canadian aluminum exports to the U.S.
•
During the nine months ended September 30, 2025, the Company undertook activities associated with the deployment of its Transformation Office (as defined herein), in which $2.6 million of associated costs were recognized as reorganization expenses in the three months ended September 30, 2025.
•
Net loss after tax and net loss margin for the third quarter of 2025 was $3.5 million and 9.2% of revenue, respectively, compared to a net income after tax and net income margin of $7.1 million and 16.3%, respectively, in the third quarter of 2024.
•
Adjusted EBITDA(1) was $1.2 million, or 3.1% of revenue, in the third quarter of 2025, compared to $4.1 million, or 9.4% of revenue, in the third quarter of 2024.
•
Liquidity, comprising of unrestricted cash and available borrowings, was $32.3 million at September 30, 2025, compared to $39.3 million at December 31, 2024.
•
On August 26, 2025, the Company announced the renewal of the normal course issuer bid for the Debentures (as defined below) which had commenced on August 28, 2024 and expired on August 27, 2025 (the “Renewed Debentures NCIB”). The Renewed Debentures NCIB commenced on August 28, 2025 and permits DIRTT to acquire up to C$1,656,900 principal amount of the Company’s issued and outstanding 6.00% convertible unsecured subordinated debentures due January 31, 2026 (the “January Debentures”) and C$1,493,500 principal amount of the Company’s issued and outstanding 6.25% convertible unsecured subordinated debentures due December 31, 2026 (the “December Debentures” and together with the January Debentures, the “Debentures”).
•
On October 28, 2025, we entered into a non-binding term sheet with the Business Development Bank of Canada (“BDC”) for proposed financing of up to C$15.0 million. We expect to use the proceeds to partially settle the January Debentures. The remaining January Debentures (C$1.6 million) will be settled through our cash balances. Advancement of funds remains subject to, among other things, completion of due diligence by BDC(2).
•
On November 4, 2025, the Company extended its credit facility with the Royal Bank of Canada (“RBC”) to November 30, 2026 (the “RBC Facility”).

(1) See “Non-GAAP Financial Measures”

(2) See “Outlook” and “Special Note Regarding Forward-Looking Statements”

Management Commentary

Benjamin Urban, chief executive officer, remarked “The third quarter of 2025 marked a shift back to normal business with improving margins and a return to positive Adjusted EBITDA. We are pleased with the progress being made in our Transformation Office and believe the actions will improve DIRTT as an organization as well as create value for our shareholders. Our 12-month forward pipeline has increased to $333.5 million as of September 30, 2025 with approximately $50 million relating to our Construction Services team (formerly known as Integrated Solutions). In October, DIRTT was announced as Canada’s Safest Employer in manufacturing and COVE™ was the winner of Clinical Gold and Best in Competition at Healthcare Design Expo in Kansas City. We have the pipeline, the manufacturing excellence and the innovation and are excited for the future.”

Fareeha Khan, chief financial officer, added “This quarter we increased cashflows by $3.0 million and closed the quarter with $32.3 million of liquidity. We look forward to working with BDC to secure C$15 million of financing which we intend to use to partially settle the January Debentures. The remaining January Debenture balance will be settled with DIRTT’s cash on hand. We have also extended our RBC Facility for an additional year. The impact of prevailing tariffs have been substantially mitigated and looking forward, for the fourth quarter of 2025, we expect revenue between $48.0 and $52.0 million and Adjusted EBITDA between $5.0 and $7.0 million.”

Third Quarter 2025 Results

Third quarter 2025 revenue was $37.7 million, a decrease of $5.7 million or 13%, from $43.4 million for the same period of 2024. We entered the third quarter of 2025 with an 18% higher twelve-month forward pipeline as compared to July 1, 2024. We experienced higher than normal order delays due to job sites not being ready, which contributed to lower revenue this quarter.

Gross profit and gross profit margin for the quarter ended September 30, 2025 were $11.5 million or 30.4% of revenue compared to $16.8 million or 38.8% of revenue for the quarter ended September 30, 2024. Sequentially, gross profit margin increased from 27.8% in the second quarter of 2025 as tariff mitigation actions began to take effect. Adjusted Gross Profit (see “– Non-GAAP Financial Measures”) for the three months ended September 30, 2025 was $12.5 million, a decrease from $17.6 million Adjusted Gross Profit for the third quarter of 2024. Adjusted Gross Profit Margin (see “– Non-GAAP Financial Measures”) was 33.1% in the third quarter of 2025, a decrease from 40.7% in the comparative period of 2024. Gross profit and Adjusted Gross Profit for the quarter ended September 30, 2025 were negatively impacted due to the decline in revenues as well as tariff-related costs that commenced in March 2025.

Sales and marketing expenses decreased by $0.4 million to $4.8 million for the three months ended September 30, 2025 from $5.2 million for the three months ended September 30, 2024. The decrease was driven by a $0.3 million decrease in commissions as a result of lower revenues, a $0.1 million decrease in marketing and tradeshow costs, a $0.1 million decrease in depreciation and amortization expenses, and a $0.1 million decrease in travel, meals and entertainment costs. The decrease was partially offset by a $0.3 million increase in salaries and benefits costs.

General and administrative expenses decreased by $1.4 million to $4.4 million for the three months ended September 30, 2025, from $5.8 million for the three months ended September 30, 2024. The decrease was primarily related to a $1.2 million decrease in professional services costs largely due to insurance recoveries, lower litigation costs, and costs related to the repurchase of January Debentures and December Debentures from 22NW Fund, LP (“22NW”) and the support and standstill agreement with 22NW and WWT Opportunity #1 LLC that occurred in the third quarter of 2024 which were not repeated in 2025, a $0.2 million decrease in building and infrastructure costs, a $0.1 million decrease in public company costs, and a $0.1 million decrease in depreciation and amortization expenses. The decrease was offset by a $0.1 million increase in board fees, and a $0.1 million increase in communication costs.

Operations support is comprised primarily of project managers, order entry and other professionals that facilitate the integration of our Construction Partner (as defined herein) project execution, our manufacturing operations, and support staff for the Construction Services team. Operations support expenses decreased by $0.1 million for the three months ended September 30, 2025 to $1.8 million compared to $1.9 million for the comparative period of 2024. The decrease was related to a $0.2 million decrease in salaries and benefits costs, offset by a $0.1 million increase in research and development costs.

Technology and development expenses relate to non-capitalizable costs associated with our product and software development teams, and are primarily comprised of salaries and benefits of technical staff. Technology and development expenses decreased $0.5 million to $0.8 million for the three months ended September 30, 2025 compared to $1.3 million for the three months ended September 30, 2024. The decrease is primarily related to a $0.5 million decrease in salaries and benefits costs.

Stock-based compensation expense for the three months ended September 30, 2025 was $0.7 million compared to $0.8 million in the same period of 2024. The decrease in expense was largely due to a decrease in deferred share units (“DSUs”) expense as a result of a lower number of DSUs granted in the third quarter of 2025 compared to the third quarter of 2024, slightly offset by higher restricted share units expense due to a full quarter of expense on an August 31, 2024 grant in the third quarter of 2025 compared to one month of the expense in the third quarter of 2024.

Reorganization expenses for the three months ended September 30, 2025 were $2.6 million, from $0.6 million for the prior year quarter. Reorganization expenses for the three months ended September 30, 2025, primarily relate to one-time termination and consultant costs associated with the establishment of a Transformation Office, while the reorganization costs for the three months ended September 30, 2024 were largely made up of movement of inventory and equipment from our Rock Hill facility for use at the Calgary facility.

Foreign exchange loss or gain increased from a loss of $0.4 million for the three months ended September 30, 2024 to a gain of $0.6 million for the same period of 2025. The increase is primarily related to the weakening of the Canadian dollar over the three months ended September 30, 2025. The majority of our revenue is collected in U.S. dollars (approximately 90%), and approximately 70% of the costs incurred in the three months ended September 30, 2025, were denominated in Canadian dollars.

Interest income for three months ended September 30, 2025 was $0.2 million compared to $0.3 million for the comparative period of 2024. The decreased interest income is due to declining prime rates that determine interest yields on the Company’s lower cash equivalents during the three months ended September 30, 2025 compared to the same period of 2024.

Interest expense decreased by $1.1 million from $1.5 million in the quarter ended September 30, 2024, to $0.5 million for the three months ended September 30, 2025. This decrease is largely due to repayment of debt throughout the year ended December 31, 2024 and during the first nine months of 2025, reducing the interest payable on current and long-term debt.

Net loss after tax was $3.5 million or $0.02 net loss per share, basic and diluted, in the three months ended September 30, 2025, a decrease of $10.6 million from net income after tax of $7.1 million or $0.04 and $0.03 net income per share, basic and diluted, respectively, for the three months ended September 30, 2024. The decrease in net income is primarily the result of a $7.5 million gain on extinguishment of debt resulting from the Debenture Repurchase in the quarter ended September 30, 2024 not repeated in the same period of 2025, a $5.3 million decrease in gross profit, a $2.0 million increase in reorganization expenses, a $0.1 million increase in income taxes, and a $0.1 million decrease in interest income. The decrease was partially offset by a $2.5 million decrease in other operating expenses, a $1.1 million decrease in interest expense, and a $1.0 million increase in foreign exchange gain.

For the three months ended September 30, 2025, Adjusted EBITDA decreased by $2.9 million to $1.2 million from $4.1 million and Adjusted EBITDA Margin decreased to 3.1% from 9.4% for the same period of 2024. This decrease reflects a $5.2 million decrease in Adjusted Gross Profit, offset by a decrease in operating expenses (excluding reorganization expense and stock-based compensation) of $2.4 million.

Outlook

Business is returning to normal and we returned to positive Adjusted EBITDA in the third quarter of 2025 as the effects of tariffs on gross profit have been substantially mitigated through price and other tariff mitigation actions taken by the Company earlier in the year. For the fourth quarter of 2025, we expect to report revenues between $48.0 to $52.0 million and Adjusted EBITDA of $5.0 to $7.0 million.

Our twelve-month forward pipeline has grown 7.2% to $333 million from July 1, 2025 to October 1, 2025. Our revenue growth is attributable to our construction partners of (“Construction Partners”) as well as our new Construction Services team (formerly known as Integrated Solutions). As our revenue outlook improves, we are looking to transform our business. In early 2025, DIRTT’s leadership team established a transformation office to accelerate the strategic transformation of our business by streamlining the Company’s processes and procedures, supporting the Construction Services team and improving productivity across the Company (the “Transformation Office”). We are restructuring certain aspects of the business as disclosed in Note 4 of our interim condensed consolidated financial statements and will continue to look for cost improvements to grow Adjusted EBITDA. The program is expected to be completed in 2026.

Construction Services opportunities are growing and we have almost doubled the number of persons on that team since the beginning of the year. Our manufacturing capacity is approximately $400 million and we will benefit from fixed cost leverage as our revenue grows.

Our 8-week trial against Falkbuilt Ltd., Messrs. Smed and Loberg and several other former DIRTT employees alleging breaches of restrictive covenants, fiduciary duties, employment duties and confidentiality is due to start on February 2, 2026. DIRTT is pursuing damages and losses it suffered in Canada, the United States, and abroad in the Court of King’s Bench of Alberta.

Our balance sheet is strong, including $32.3 million of liquidity (comprising of unrestricted cash and available borrowings). Despite lower revenue in the third quarter, cash flow increased by $3.0 million this quarter due to improved margins, cost containment and limited activity on the normal course issuer bid for our common shares that commenced on December 18, 2024. There is C$16.6 million ($11.9 million) principal due under the January Debentures (as defined herein), which mature on January 31, 2026. We are pleased to announce we recently entered a preliminary non-binding term sheet with Business Development Corporation of Canada (“BDC”) for financing of up to C$15.0 million. We expect to use the proceeds to partially settle the January Debentures. The remaining January Debentures (C$1.6 million) will be settled through our cash balances. Advancement of funds remains subject to, among other things, completion of due diligence by BDC1.

1Any advancement of funds is subject to, among other things, BDC’s due diligence and the negotiation and execution of binding definitive documentation. There can be no assurance that a definitive agreement will be reached or that the proposed financing will be completed on the terms in the non-binding term sheet or at all, and the Company may ultimately determine not to proceed with the financing or use any net proceeds of such financing for the repayment of the January Debentures.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for November 6, 2025 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com.

A webcast replay of the call will be available on DIRTT’s website. Click here to listen to the live webcast of the call. Following the presentation, DIRTT will take questions from covering analysts. To participate in the question-and-answer session, register here.

Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Product revenue	36,677	42,475	114,764	121,690
Service revenue	1,039	900	3,169	3,733
Total revenue	37,716	43,375	117,933	125,423

Product cost of sales	25,794	26,208	79,512	76,589
Service cost of sales	455	354	1,594	1,998
Total cost of sales	26,249	26,562	81,106	78,587
Gross profit	11,467	16,813	36,827	46,836

Expenses
Sales and marketing	4,795	5,183	15,265	17,165
General and administrative	4,429	5,834	15,652	14,791
Operations support	1,801	1,915	5,703	5,531
Technology and development	805	1,294	3,513	3,981
Stock-based compensation	742	803	2,075	1,905
Reorganization	2,593	604	2,977	944
Impairment charge on Rock Hill facility	-	-	-	530
Total operating expenses	15,165	15,633	45,185	44,847

Operating (loss) income	(3,698)	1,180	(8,358)	1,989
Gain on extinguishment of convertible debentures	8	7,478	22	10,409
Foreign exchange gain (loss)	602	(360)	(1,422)	917
Interest income	226	341	720	1,312
Interest expense	(465)	(1,525)	(1,401)	(3,524)
	371	5,934	(2,081)	9,114
Net (loss) income before tax	(3,327)	7,114	(10,439)	11,103
Income taxes
Current and deferred income tax expense	157	23	308	371
Net (loss) income after tax	(3,484)	7,091	(10,747)	10,732

Net (loss) income per share
Net (loss) income per share − basic	(0.02)	0.04	(0.06)	0.06
Net (loss) income per share − diluted	(0.02)	0.03	(0.06)	0.05

Weighted average number of shares outstanding (in thousands)
Basic	190,981	193,020	190,693	189,585
Diluted	190,981	241,272	190,693	239,301

Non-GAAP Financial Measures

Our interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), tax consequences, reorganization expense, unusual or infrequent charges or gains (such as gain on extinguishment of debt, and impairment charges), stock-based compensation, and government subsidies. We remove the impact of foreign exchange gain (loss) from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. We have not reconciled forward-looking non-GAAP measures, including Adjusted EBITDA guidance, to its corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to non-operating income and expenditures, which are difficult to predict and subject to change.

Depreciation and amortization, stock-based compensation expense, reorganization expense, foreign exchange gains and losses, gain on extinguishment of debt, impairment charges, net interest income on cash deposits, interest expense on outstanding debt and debt facilities, and tax expense are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income before interest, taxes, depreciation, and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; impairment charges; reorganization expenses; stock-based compensation expense; unusual or infrequent charges (such as gain on extinguishment of debt); and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the results for the three and nine months ended September 30, 2025 and 2024 of EBITDA and Adjusted EBITDA to our net (loss) income after tax, and of Adjusted EBITDA Margin to net (loss) income margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Net (loss) income after tax for the period	(3,484)	7,091	(10,747)	10,732
Add back (deduct):
Interest expense	465	1,525	1,401	3,524
Interest income	(226)	(341)	(720)	(1,312)
Income tax expense	157	23	308	371
Depreciation and amortization	1,534	1,487	4,561	4,542
EBITDA	(1,554)	9,785	(5,197)	17,857
Foreign exchange (gain) loss	(602)	360	1,422	(917)
Stock-based compensation	742	803	2,075	1,905
Reorganization expense(2)	2,593	604	2,977	944
Gain on extinguishment of convertible debentures(2)	(8)	(7,478)	(22)	(10,409)
Impairment charge on Rock Hill facility(2)	-	-	-	530
Adjusted EBITDA	1,171	4,074	1,255	9,910
Net (Loss) Income Margin(1)	(9.2)%	16.3%	(9.1)%	8.6%
Adjusted EBITDA Margin	3.1%	9.4%	1.1%	7.9%

(1)
Net (loss) income after tax divided by revenue.
(2)
Reorganization expenses, the gain on extinguishment of convertible debentures and the impairment charge on the Rock Hill facility (refer to Note 4 and Note 5 of the interim condensed consolidated financial statements) are not core to our business and are therefore excluded from the Adjusted EBITDA calculation.

The following table presents a reconciliation for the three and nine months ended September 30, 2025 and 2024 of Adjusted Gross Profit to our gross profit and Adjusted Gross Profit Margin to gross profit margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Gross profit	11,467	16,813	36,827	46,836
Gross profit margin	30.4%	38.8%	31.2%	37.3%
Add: Depreciation and amortization expense	1,013	823	2,977	2,512
Adjusted Gross Profit	12,480	17,636	39,804	49,348
Adjusted Gross Profit Margin	33.1%	40.7%	33.8%	39.3%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to proposed financings and the terms, timing and use of proceeds thereof; the effect of our Transformation Office on our business and the timing thereof; the benefit of fixed cost leverage; the effect of our strategic priorities on increasing value creation; the impacts of macroeconomic conditions on the Company’s business; the Company’s pipeline; forecast operating and financial results and the impact of certain cost-saving measures; the competitiveness of the Company’s solutions; the liquidity and capital resources of the Company; the outcome and effects that current claims and litigation against the Company; financial condition, results of operations and growth prospects; the effect of tariffs and economic uncertainty on our business, including on our 2025 guidance, and our ability to mitigate any such effects and timing thereof; our beliefs about future revenue and Adjusted EBITDA, and the timing thereof; project delivery and the timing thereof; capital expenditures and allocation; general economic conditions; our ability to weather economic conditions; and DIRTT's ability to support its partners, grow its business and invest in long-term growth.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those contained in, or expressed or implied by such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the sections titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission and applicable securities commissions or similar regulatory authorities in Canada on February 26, 2025 as supplemented by the risks described under the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on November 5, 2025.

Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and on the OTCQX under the symbol "DRTTF".

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com